UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2007

FLOTEK INDUSTRIES, INC.

Delaware (State or Other Jurisdiction of Incorporation)

001-13270 (Commission File Number)

90-0023731 (IRS Employer Identification Number)

7030 Empire Central Drive, Houston, Texas (Address of Principal Executive Offices)

77040 (Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 849-9911

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On January 4, 2007, the Company amended its senior credit facility with Wells Fargo Bank, N.A. in Houston (the “Senior Credit Facility”). The Senior Credit Facility consists of a revolving line of credit, an equipment term loan and two real estate term loans. The amended credit agreement is comprised of $36 million in term loans and a $20 million revolving credit facility, and provides for borrowing through August 8, 2009. This represents a $10 million increase in working capital availability within the revolving credit facility. Additionally, the Company’s interest rate on funds borrowed under the Senior Credit Facility was reduced approximately 150 basis points as a result of the new financing.

Borrowings under the Senior Credit Facility are subject to certain covenants and a material adverse change subjective acceleration clause. Affirmative covenants include compliance with laws, various reporting requirements, visitation rights, maintenance of insurance, maintenance of properties, keeping of records and books of account, preservation of existence of assets, notification of adverse events, ERISA compliance, joinder agreement with new subsidiaries, borrowing base audits, and use of treasury management services. Negative covenants include limitations associated with liens, indebtedness, change in nature of business, transactions with affiliates, investments, distributions, subordinate debt, leverage ratio, fixed charge coverage ratio, consolidated net income, prohibition of fundamental changes, asset sales and capital expenditures. All Senior Credit Facility borrowings are collateralized by substantially all of our assets.

ITEM 2.01  Completion of Acquisition or Disposition of Assets.

On January 4, 2007, the Company completed its acquisition of substantially all the assets of Triumph Drilling Tools, Inc. (“Triumph”) as reported in its Current Report on Form 8-K filed with the SEC on December 6, 2006. The Company paid aggregate consideration of $31 million in cash, consisting of $25 million to the former stockholder and $6 million in the repayment of debt of Triumph.

Triumph’s rental products include stabilizers, drill collars, drilling jars, roller reamers and other specialized drilling tools. Triumph also provides bottom hole assembly design, inspection services and other related technical services. Triumph services numerous drilling contractors, directional drilling companies, major and independent operators. Triumph is a leading regional provider of down-hole rental equipment to the oil and gas industry. Triumph maintains an extensive inventory of drilling tools for lease or sublease to customers in Texas, New Mexico, Louisiana, Oklahoma and Arkansas.

ITEM 9.01 Financial Statements and Exhibits

(a) and (b) In accordance with the requirements of Item 9.01, audited financial statements of Triumph and unaudited proforma financial statements will be filed with the SEC within 71 days after the date of this filing..

(d) The Asset Purchase Agreement on the purchase of assets of Triumph and the amended Senior Credit Facility will be filed as exhibits to the next periodic report filed with the SEC by the Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2007 /s/ Lisa G.Meier Lisa G. Meier Chief Financial Officer & Vice President